Exhibit 99.1

CONTACT:

John Barrett
8x8, Inc.
(408) 727-1885

john.barrett@8x8.com

8x8 ANNOUNCES REDEMPTION OF CONVERTIBLE NOTES

FOR IMMEDIATE RELEASE

SANTA CLARA, Calif. (December 17, 2001) - 8x8, Inc. (Nasdaq: EGHT) today announced that it redeemed all of its outstanding 4% Series A and Series B convertible subordinated notes due December 2002 (collectively, the "Notes"). The Notes had an outstanding principal amount of $7,500,000. In consideration for the redemption of the Notes the company paid a total of $4,500,000 cash, issued 1,000,000 shares of 8x8, Inc. common stock, and reduced the exercise price of the Series A and Series B Warrants held by the former Note holders to $0.898.

In connection with the transaction, the company is obligated to register the 1,000,000 shares of common stock for resale by the former Note holders. In the event that such registration statement is not declared effective by the U.S. Securities and Exchange Commission by February 15, 2002, the former Note holders may require the company to redeem all or a portion of the 1,000,000 shares issued to them at a price equal to the higher of $0.898 or the price of our common stock on the date of the requested redemption.

For further discussion of the above described transaction and related agreements, see the company's Current Report on Form 8-K as filed today with the Securities and Exchange Commission.

About 8x8, Inc.

8x8, Inc. offers telecommunication services platforms, hosted iPBX solutions (through its subsidiary Centile, Inc.), and voice and video semiconductors and related software (through its subsidiary Netergy Microelectronics, Inc.). For more information, visit the 8x8 web site at http://www.8x8.com/.

Editors: 8x8 is a trademark of 8x8, Inc.